UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2014

SS&C Technologies Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34675	71-0987913
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

80 Lamberton Road, Windsor, CT	06095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 298-4500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, on March 14, 2012, SS&C Technologies Holdings, Inc. (the “Company”) entered into a Credit Agreement, dated as of March 14, 2012 (as amended, the “Credit Agreement”), among SS&C Technologies, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“SS&C Technologies”), SS&C Technologies Holdings Europe, a Luxembourg société à responsabilité limitée and an indirect wholly-owned subsidiary of the Company, as the borrowers, the Company, certain subsidiaries of the Company as guarantors, Deutsche Bank AG New York Branch, as administrative agent, swing line lender and letter of credit issuer and the other lenders party thereto. The Credit Agreement includes, among other things, a revolving credit facility available to be borrowed by SS&C Technologies with $100 million in commitments (the “Revolving Credit Facility”).

On November 30, 2014, the Company acquired DST Global Solutions Ltd., a subsidiary of DST Systems, Inc., for a purchase price of $95 million (the “Acquisition”). On November 26, 2014, SS&C Technologies drew down on the Revolving Credit Facility in the amount of $75 million to fund in part the purchase price for the Acquisition.

The foregoing descriptions of the Revolving Credit Facility and the Credit Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the descriptions contained in the Company’s Current Reports on Form 8-K previously filed with the Securities and Exchange Commission on March 14, 2012 (the “March 14 8-K”), June 10, 2013 and February 12, 2014, and the complete terms and conditions of the Credit Agreement, as amended, copies of which were filed as Exhibit 10.1 to the March 14 8-K, Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and Exhibit 10.29 to the Company’s Annual Report for the fiscal year ended December 31, 2013, all of which are incorporated herein by reference in this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SS&C TECHNOLOGIES HOLDINGS, INC.

Date: December 1, 2014	By:	/s/ Paul G. Igoe
Paul G. Igoe Senior Vice President and General Counsel